EXHIBIT 5

[ANDREWS KURTH LLP LETTERHEAD]

March 25, 2005

Active Power, Inc.

2128 W. Braker, BK12

Austin, TX 78758

Re:	Active Power, Inc. - Registration Statement on Form S-8 for Offering of an Aggregate of 1,180,799 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Active Power, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 1,180,799 shares of Common Stock, which consists of (i) 855,799 shares of Common Stock under the Company’s 2000 Stock Incentive Plan (the “Incentive Plan”), and (ii) 325,000 shares of Common Stock under the Company’s Employee Stock Purchase Plan (as amended effective February 1, 2005) (the “Purchase Plan”). All of such additional shares are collectively referred to herein as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company on file with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Company as in effect on the date hereof and at the time of the adoption of the resolutions by the Board of Directors approving the Incentive Plan, Purchase Plan, any amendments thereto and the issuance of the Shares thereunder, as certified to us by a Company officer, (iii) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, (iv) a specimen certificate representing the Common Stock, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, or in accordance with the stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan, or the Shares.

Very truly yours,

/s/ ANDREWS KURTH LLP

ANDREWS KURTH LLP